Exhibit 99.1

Earthstone Energy, Inc. Provides Operations Update and 2018 Guidance

Current Production of 10,700 Boepd

2016 to 2017 Year-over-Year Growth of ~95%

The Woodlands, Texas, January 22, 2018 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company” or “we”), today provided an operations update and 2018 guidance. The Company has estimated its oil and gas sales volumes for the fourth quarter of 2017 at approximately 824,000 Boe or an average of approximately 8,955 Boepd (66% oil, 83% liquids).  For the year ended December 31, 2017, the Company estimates its annual sales volumes at 2.86 million Boe, or an average 7,840 Boepd as compared to 4,002 Boepd reported for the year ended December 31, 2016, representing a growth rate of approximately 95%.  Further, the Company estimates its current production to be 10,700 Boepd, which includes initial production from three Midland Basin and five Eagle Ford wells that came online in December 2017.

Midland Basin

Earthstone is operating a one-rig program in the Midland Basin of west Texas and plans to retain this rig throughout 2018.  Subject to commodity prices and availability of quality services, among other factors, the Company is planning for the deployment of a second rig in the second half of 2018. The Company is currently drilling the second well of a two-well pad on the Hamman Unit (70% working interest) in Midland County and will then move the rig back to Reagan County to the TSRH Unit (100% working interest). The Hamman wells represent the 10th and 11th operated wells drilled by the Company in the Midland Basin since acquiring the acreage in May 2017.

The Company has recently finished a five-well completion program.  The first three of these wells, the RCR 180 #7HA, the WTG Unit 4-232 #1H and the WTG 5-234 B #3HM, are producing but have not yet reached peak 30 day rates; however, they have an average of 1,018 Boepd (88% oil) per well over an average of 18 full days of gross production. The wells have an average completed lateral length of 8,457 feet and 54 frac stages.  Earthstone has a 100% working interest in these three wells, which were completed in the Wolfcamp B Upper interval and located in southeast Reagan County.  These rates compare favorably with the Company’s WTG 5-234 B 1H well (100% working interest), which has cumulative gross production of approximately 269,000 Boe (72% oil) after its first 12 months of production.  The final two wells in the completion program, the Texaco Parish 1 #1 HU and the Texaco Parish 2 #1 HM, have been frac’ed and are beginning flow back.  Earthstone has a 50% working interest in each of these two wells, which are in central Reagan County.  The wells were completed in the Wolfcamp A and B Upper, respectively, with average lateral lengths of 8,204 feet and 51 frac stages.

Earthstone ended the year with two wells, with a 60% working interest, in Reagan County that are waiting on completion.  The Company plans to begin completing these wells, along with its two-well Hamman pad in Midland County, towards the end of the first quarter of 2018.

The Company continues to be active in seeking acreage trades in the southern Midland Basin, with the intent of drilling and completing longer laterals, increasing its operated inventory and realizing greater operating efficiency. Based on area activity, the Company is considering targeting other Wolfcamp zones in 2018, particularly the Wolfcamp “C”.

Eagle Ford

The Company began an 11 well completion program in southern Gonzales County, Texas that commenced in November 2017 and is expected to conclude in January 2018.  Five wells were completed in December 2017, with two in the Company’s Davis Unit (16.7% working interest) and three in the Company’s Pilgrim Unit (18.9% working interest).  These wells have an average completed lateral length of 6,096 feet and averaged 39 stages per well. The wells are flowing on a restricted choke program which has been successfully used by the Company in the past to effectively manage reservoir pressure and increase estimated ultimate recoveries. After flowing for an average of 29 days, the five wells have averaged gross production of 465 Boepd (94% oil). These five wells compare similarly to the Company’s four-well Boggs Unit in Karnes County which were completed in October 2016. The Boggs Unit has an average cumulative gross production of approximately 129,000 Boe per well after the first 12 months.  The remaining six wells are being completed in the Company’s Crosby Unit (25% working interest) and are expected to be flowing later this month.

Financial

As previously announced, in December 2017, the Company completed an increase in its borrowing base to $185 million under its senior secured revolving credit facility (“Credit Facility”).  At December 31, 2017, the Company had a cash balance of approximately $23 million and outstanding borrowings under its Credit Facility of $25 million.

2018 Guidance

The Company has set its 2018 capital budget, which currently assumes a one-rig program for its operated acreage in the Midland Basin and a 10 well program for its operated Eagle Ford acreage.  As previously discussed, the Company will continue to evaluate and prepare operationally for the possible deployment of a second rig in its operated Midland Basin acreage. Capital expenditures, production and operating costs for 2018 are currently estimated to be:

2018 Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Operated Midland Basin (1 Rig)	$130	20 / 19	22 / 19.6
Non-Operated Midland Basin	14	5 / 2	5 / 2
Operated Eagle Ford	12	10 / 2.1	16 / 3.6
Land / Infrastructure	14
2018 Total Capital Expenditures	$170

2018 Average Daily Production (Boepd)	12,000 – 12,500
% Oil	64%
% Gas	17%
% NGL	19%
2018 Operating Costs
Lease Operating and Workover ($/Boe)	$4.75 – $5.25
Production Taxes (% of Revenue)	5.0% – 5.3%
Cash G&A ($/Boe)	$5.00 – $5.50

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone commented, “In 2017, we successfully completed our transition to a Midland Basin operator through the acquisition of nearly 21,000 operated acres and the streamlining of our non-core asset base through the divestiture of our non-operated Bakken assets and multiple other small assets. Our year-over-year production growth rate was 95% and we are currently forecasting production growth of over 50% for 2018, based on the mid-point of our guidance. With our transformation completed, we are now clearly focused on developing our Midland Basin assets and accretive expansion of our acreage and drilling inventory.  In less than two years, we have assembled 27,000 net acres and established substantial production in the Midland Basin, while virtually eliminating our net debt.

Robert J. Anderson, Executive Vice President, Corporate Development and Engineering stated, “Our operations in the Midland Basin have generally gone as planned, enabling us to meet or exceed our operational goals for 2017 despite having reduced our capital expenditure guidance. The impact of 3.9 net wells brought online in December has given us a significant boost in production and allowed us to exit 2017 ahead of our guidance, with more than 10,700 Boepd.  We also have 2.5 net wells coming online this month, which will give us a good start towards achieving our 2018 guidance.  Current results demonstrate that well results continue to be at or above our expectations.  Going forward, we will continue to focus our attention on growing our footprint in the Midland Basin through acreage trades, acquisitions, development drilling and M&A opportunities.  Our strong balance sheet and liquidity has positioned us well to execute on growth opportunities to further build the Company and generate shareholder value.”

Mr. Anderson added, “Our current capital expenditure budget is based on a minimum one-rig program in the Midland Basin and limited Eagle Ford drilling, both of which could be expanded in 2018. While our plans can change based on acquisition success, commodity prices, availability of high-quality services, adequate infrastructure and other factors, we have initiated activities to bring on a second rig in the Midland Basin in the second half of 2018. We are excited about the possible expansion of our drilling and completion activities and our acquisition efforts and advise that we are aggressively pursuing our strategy, but that we will continue to maintain a strong balance sheet.”

Hedging Update

For the fourth quarter of 2017, Earthstone hedged a total of 266,000 Bbls of oil at an average price of $52.35/Bbl and 645,000 MMBtu of natural gas at an average price of $3.167/MMBtu.  For 2018, the Company has hedged a total of 1,483,250 Bbls of oil at an average price of $51.38/Bbl and 810,000 MMBtu of natural gas at an average price of $3.066/MMBtu.  For 2019, the Company has hedged a total of 547,500 Bbls of oil at an average price of $52.32/Bbl.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties.  The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas.  Earthstone is currently traded on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K/A for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.

Executive Vice President – Chief Financial Officer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

mark.lumpkin@earthstoneenergy.com

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

scott@earthstoneenergy.com

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